Filed pursuant to Rule 424(b)(3)

Registration No. 333-142361

Prospectus Supplement No. 1

(To Prospectus dated April 25, 2007)

49,681,417 shares

EXCO Resources, Inc.

Common Stock

This supplement to the prospectus, dated April 25, 2007 (together with any supplements or amendments thereto, the “Prospectus”), relates to the resale by certain shareholders of 49,681,417 shares of common stock of EXCO Resources, Inc.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The information appearing below updates and amends the information in the table under the heading “Selling Shareholders” in the Prospectus.  Because the selling shareholder may resell all or part of his shares, no estimates can be given as to the number of shares of common stock that will be held by the selling shareholder upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling shareholder.

	Shares beneficially owned prior to offering
		Options Exercisable within 60	Number of shares being	Shares beneficially owned after the offering
Name and address of selling shareholder	Number(1)	days	offered	Number(1)	Percent
Thomas Boone Pickens, Jr. (70)	12,829,833	25,000	12,804,833	25,000	—

(1)                                  Includes the options exercisable within 60 days shown in the option column.

(70)                            All information with respect to share ownership has been furnished by or on behalf of the selling shareholder and is as of June 22, 2007.  Mr. Pickens serves as a member of our Board of Directors.  Mr. Pickens also has other relationships with us, which are described under “Certain Relationships and Related Transactions, and Director Independence” in our Amendment No. 1 on Form 10-K/A for the fiscal year ended December 31, 2006 and in the other documents incorporated by reference herein.  Percent ownership is based upon 104,308,965 shares of common stock outstanding on May 10, 2007.

This investment involves risks. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 25, 2007.